FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
October 15, 2008	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Announces Kromolice-1 Production Test Data; Results Encourage Additional Drilling in Fences Concession

Salt Lake City, October 15, 2008 – FX Energy, Inc. (NASDAQ: FXEN) today released production test and log interpretation data for the Company’s recent Kromolice-1 well in the “Fences Concession” of central Poland. The well encountered a 48 meter gas saturated column of Rotliegend sandstone from 3,548 to 3,596 meters with average porosity ranging from 14% to approximately 20%. Drill stem tests yielded a calculated maximum absolute open flow of 50 to 64 million cubic feet of gas per day. The production test following completion of the well indicates a likely initial plateau production rate of approximately 7 million cubic feet of gas per day once production facilities are in place.

Jerzy Maciolek, Vice President of International Exploration, said, “Potentially, this could be a very important well for us. The similarity of logs, reservoir characteristics and gas/water contact between Kromolice-1 and Sroda-4 implies the possibility that both wells could be in a single, continuous reservoir. That would imply a large reservoir by horizontal areal extent as these wells are 5 kilometers apart. In addition, the total gas column of 48 meters could indicate a large reservoir vertically. Additional wells, testing, and production will be required for actual delineation of the reservoir. However, even if these prove to be separate reservoirs, we would continue to be enthusiastic about the results from these wells.”

Drilling In Fences Continues Apace

In addition to the now completed Kromolice -1 well, the Company continues to drill in the Fences Concession. Two new wells in the area, the Sroda-6 and Kromolice-2, are now underway. Both of these wells target separate, previously undrilled Rotliegend structures, identified on 3-D seismic data.

Sroda-6 Update

The Sroda-6 well, the first well to be drilled on the Sroda City structure, is currently at the bottom of the Zechstein formation at approximately 3,695 meters. It is expected to drill into the Rotliegend in the next week or two, after logging and running another string of casing at this depth. Once in the Rotliegend, the well will be cored, drill stem tested, and logged. The Sroda-6 location is approximately 4 kilometers northeast of the Sroda-4 discovery and approximately 9 kilometers east of the Kromolice-1 discovery.

Kromolice-2 Update

The Kromolice-1 rig has been moved to the Kromolice-2 drillsite and is rigging up. The well is expected to spud this week, with a Rotliegend target at an estimated depth of 3,540 meters. The Kromolice-2 well will be the first to test the Kromolice South structure, located less than 2 kilometers southwest of the Kromolice-1 well.

The Polish Oil and Gas Company owns 51% and operates the Kromolice-1, Kromolice-2 and Sroda-6 wells. FX Energy owns 49%.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.